Exhibit 99.3

                                                April 18, 2001

PSNH Funding LLC
1000 Elm Street
P.O. Box 330
Manchester, New Hampshire 03105-0330

         Re:  PSNH Funding LLC Rate Reduction Bonds

Ladies and Gentlemen:

         This opinion is being delivered to you in connection with a registration statement on Form S-3 (No. 333-55830) (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of rate reduction bonds (the "Bonds") of PSNH Funding LLC, a Delaware limited liability company (the "Issuer"), to be issued from time to time as described in the form of the prospectus included as part of the Registration Statement. The Bonds will be issuable under one or more Indentures (together, the "Indenture") to be entered into between the Issuer and the trustee named therein.

         We have acted as special counsel to Public Service Company of New Hampshire and the Issuer in connection with the transactions contemplated by the Indenture and the other Basic Documents referred to therein. Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to such terms in the Indenture.

         We have assumed for the purposes of this opinion that the Bonds and related documents are executed in substantially the form we have examined and the transactions contemplated to occur under the Indenture and the other Basic Documents in fact occur in accordance with the terms thereof.

         We have been asked whether the legislature or the voters of the State of New Hampshire (the "State"), could amend New Hampshire RSA Chapter 369-B (the "Securitization Statute") or otherwise enact legislation that would have the effect of substantially impairing the rights of the owners of the Bonds. Under current New Hampshire law, the voters could not take such action because, under New Hampshire law, the voters of the state do not have referendum or initiative powers. Opinion of the Justices (Tax Plan Referendum), 143 N.H. 429, 725 A.2d 1082 (1999). For the reasons and subject to the limitations set forth below, we believe that the United States
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April 18, 2001
Page 2

Constitution prohibits the State of New Hampshire, including the Public Utilities Commission, from taking such action.

         The Securitization Statute provides, in pertinent part, that:

                  The state does hereby pledge, contract, and agree with the owners of RRB property and holders of and trustees for rate reduction bonds that neither the state, nor any of its agencies, including the commission, shall limit, alter, amend, reduce, or impair the RRB charge, RRB property, finance orders, and all rights thereunder or ownership thereof or security interest therein until the rate reduction bonds, including all principal, interest, premium, costs and arrearages thereon, are fully met and discharged, provided nothing contained in this paragraph shall preclude the limitation, alteration, amendment, reduction, or impairment if and when adequate provision shall be made by law for the protection of such owners, holders and trustees. The state does hereby acknowledge that such owners, holders and trustees may and will rely on this pledge, contract, and agreement and that any such limitation, alteration, amendment, reduction, or impairment without such adequate provision will irreparably harm such owners, holders and trustees. The state treasurer and the financing entity are each authorized to include this pledge, contract, agreement, and acknowledgment of the state in the documentation relating to the rate reduction bonds.

RSA 369-B:6, II (the "Pledge"). Furthermore, the legislative declaration of purpose and findings states, in pertinent part:

                  The state agrees that its pledge, contract, and agreement and the pledge of the commission not to impair the rights or remedies of holders of rate reduction bonds creates a secure expectation of repayment on the part of such holders.

RSA 369-B:1, IV. Finally, the Restructuring Legislation provides that the RRB Property is an irrevocable vested property right. RSA 369-B:2, XV; RSA 369-B:6, I.

         Section 10 of Article I of the United States Constitution provides, in part, that "no state shall . . . pass any . . . law impairing the obligation of contracts" (the "Contract Clause"). The Contract Clause protects contractual obligations from impairment by enactment of state law, including State constitutional amendments. Allied Structural Steel Co. v. Spannaus, 438 U.S. 234
(1978); United States Trust Co. v. New Jersey, 431 U.S. 1 (1977). Case law makes clear that the principle precluding impairment of private contractual rights applies equally to the state legislatures and to the electorate in the exercise of direct legislative powers. Continental Ill. Nat'l Bank & Trust Co. of Chicago
v. Washington, 696 F.2d 692 (9th Cir. 1983).

         "[A] statute is itself treated as a contract when the language and circumstances evince a legislative intent to create private rights of a contractual nature enforceable against the State."
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April 18, 2001
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United States Trust Co. v. New Jersey, 431 U.S. at 18 n.14. The use of the word
"contract" in the Pledge, see Indiana ex rel. Anderson v. Brand, 303 U.S. 95, 104-05 (1938), and the statute's recognition that Bondholders and others will rely on the State's Pledge, satisfy this criterion. It is our opinion, therefore, that, upon issuance of the Bonds, the Securitization Statute will give rise to contractual obligations for the benefit of the Bondholders that are protected under the Contract Clause.

         The courts, however, have held that the provisions of the Contract Clause would not apply to state laws, the enactment of which constitutes a reasonable and necessary exercise of a state's sovereign power to serve an important public purpose. See, e.g., United States Trust Co., supra, 431 U.S. at 15, 19-20. There have been numerous cases in which legislative or popular concerns with the burden of taxation or governmental charges have led to the adoption of legislation reducing or eliminating taxes or charges that supported bonds or other contractual obligations entered into by public instrumentalities. Such concerns by themselves have not, however, been considered sufficient justification for a substantial impairment of the security of such bonds or obligations provided by the taxes or governmental charges involved. The United States Supreme Court has consistently refused to permit the complete destruction of a governmental entity's obligation to repay a debt. As one commentator has noted: "Despite the Supreme Court's general disinterest in the Contract Clause, the Court has invalidated virtually every legislative impairment of municipal or local indebtedness that has come before it in the last fifty years." See Barton
H. Thompson, Jr., "The History of the Judicial Impairment `Doctrine' and Its Lessons for the Contract Clause," 44 Stan. L. Rev. 1373, 1463 (1992). In Energy Reserve Group v. Kansas Power & Light Co., 459 U.S. 400 (1983), the Court upheld a state regulatory statute that adversely affected a private party in connection with its pre-existing intrastate gas supply contract with another private party, explaining that the parties' expectations were limited by their knowledge that they were contracting in the context of a heavily regulated industry. Although the Bonds involve a heavily regulated industry and have certain characteristics not found in more traditional municipal obligations, impairments of the Bonds should nonetheless be viewed by the courts with the same critical scrutiny applied in the past because the State is a party to the contract with the Bondholders.

         Although the complete impairment of a municipal bond obligation without just compensation will not be tolerated, a narrowly-tailored impairment may be upheld if it can be shown to be necessary to advance an important public interest, such as addressing the concerns of a "great public calamity." See, e.g., Home Bldg. & Loan Ass'n v. Blaisdell, 290 U.S. 398, 439-41 (1934). In the absence of such a showing, however, even an impairment of a security provision that has not been proven to affect adversely the value of a bond is prohibited. United States Trust Co., supra, 431 U.S. at 18-19. Based upon this case law, absent a demonstration by the State that an impairment is narrowly-tailored and is necessary to advance an important public interest, such as responding to the concerns of a "great public calamity," it is our opinion that the State could not repeal or amend the Securitization Statute or take any legislative action, or refuse
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April 18, 2001
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to take any legislative action required of the State under its pledge and agreement with the Bondholders (described above), if such repeal or amendment, or such action or inaction, would substantially impair the rights of the Bondholders.

         We have been asked whether, under the Takings Clause of the United States Constitution, the State of New Hampshire, in the exercise of its executive or legislative powers, could repeal or amend the Securitization Statute or the order of the New Hampshire Public Utilities Commission, DE 99-099, issued on September 8, 2000 (Order No. 23,550) (the "Finance Order") or take any action in contravention of its Pledge described above, without paying just compensation to the Bondholders.

         The Fifth Amendment of the United States Constitution states, "nor shall private property be taken for public use, without just compensation." The purpose of the Takings Clause "is to prevent the government from forcing some people alone to bear public burdens which, in all fairness and justice, should be borne by the public as a whole." Eastern Enterprises v. Apfel, 524 U.S. 498, 522 (1998). The Fifth Amendment is made applicable to state action via the Fourteenth Amendment. Webb's Fabulous Pharmacies, Inc. v. Beckwith, 449 U.S. 155, 160 (1980). The Takings Clause covers both tangible and intangible property. Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1000-1004 (1984). Contract rights are a form of property protected by the Takings Clause. United States Trust Co., supra, 431 U.S. at 19 n.16. Challenges to state action pursuant to the Takings Clause are essentially decided on an ad hoc factual basis. Penn Central Transp. Co. v. City of New York, 438 U.S. 104, 124 (1978). The courts have recognized the power of a governmental entity to take property, which may be exercised even if it results in an impairment of a contract of such governmental entity, provided just compensation is paid. Contributors to the Pennsylvania Hospital v. City of Philadelphia, 245 U.S. 20, 23-24 (1917).

         Generally, a regulation constitutes a taking if it denies a property owner economically viable use of that property, which is determined by three factors: (i) the character of the governmental action; (ii) the "economic impact of the regulation on the claimant"; and (iii) "the extent to which the regulation has interfered with distinct investment-backed expectations." Penn Central, 438 U.S. at 124.

         The first factor requires the court to examine "the purpose and importance of the public interest reflected in the regulatory imposition" and "to balance the liberty interest of the private property owner against the Government's need to protect the public interest through imposition of the restraint." Loveladies Harbor, Inc. v. U.S., 28 F.3d 1171, 1176 (Fed. Cir.
1994); see Keystone Bituminous Coal Ass'n v. DeBenedictis, 480 U.S. 470 (1987).

         The second factor incorporates the principle enunciated by Justice
Holmes: "Government hardly could go on if to some extent values incident to property could not be diminished without paying for every such change in the general law." Pennsylvania Coal Co. v. Mahon, 260 U.S. 393, 413 (1922); Loveladies, 28 F.3d at 1176-77. "[N]ot every destruction or injury to property
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April 18, 2001
Page 5


by governmental action has been held to be a 'taking' in the constitutional sense." Armstrong v. U.S., 364 U.S. 40, 48 (1960). Diminution in property value alone, thus, does not constitute a taking; there must be serious economic harm.

         The third factor is "a way of limiting takings recoveries to owners who could demonstrate that they bought their property in reliance on a state of affairs that did not include the challenged regulatory regime." Loveladies, 28 F.3d at 1177. The burden of showing such interference is a heavy one. Keystone, 480 U.S. at 493. Thus, a reasonable investment-backed expectation "must be more than a 'unilateral expectation or an abstract need.'" Ruckelshaus, 467 U.S. at 1005. Further, "legislation readjusting rights and burdens is not unlawful solely because it upsets otherwise settled expectations." Usery v. Turner Elkhorn Mining Co., 428 U.S. 1, 16 (1976). "[T]he fact that legislation disregards or destroys existing contractual rights does not always transform the regulation into an illegal taking....This is not to say that contractual rights are never property rights or that the Government may always take them for its own benefit without compensation." Connolly v. Pension Benefit Guaranty Corp., 475 U.S. 211, 224 (1986). In order to sustain a claim under the Takings Clause, the private party must show that it had a "reasonable expectation" at the time the contract was entered that it "would proceed without possible hindrance" arising from changes in government policy. Chang v. U.S., 859 F.2d 893, 897 (Fed. Cir. 1988).

         The outcome of any claim that interference by the State of New Hampshire with the value of the RRB Property without just compensation is unconstitutional would likely depend on factors such as the state interest furthered by that interference, the extent of financial loss to Bondholders caused by that interference and the extent to which courts would consider that Bondholders had a reasonable expectation that changes in government policy and regulation would not interfere with their investment. With regard to this last factor, it is our opinion that the State Pledge itself would likely be decisive. As noted above, both the Pledge, set forth in RSA 369-B:6, II, and the legislative findings set forth in RSA 369-B:1, IV, explicitly acknowledge that Bondholders will form "a secure expectation of repayment," id., based on the Pledge. In light of this statutory acknowledgment, which will be printed on each Bond, it is our opinion that a court would find that Bondholders reasonably expected that the Pledge would be honored.

         In our opinion, under the Takings Clause of the United States Constitution, the State of New Hampshire, in the exercise of its executive, administrative or legislative powers, could not repeal or amend the Securitization Statute or the Finance Order or take any other action in contravention of its Pledge quoted above without paying just compensation to the Bondholders, as determined by a court of competent jurisdiction, if doing so would constitute a permanent appropriation of a substantial property interest of the Bondholders in the RRB Property and deprive the Bondholders of their reasonable expectations arising from their investments in the Bonds. There is no assurance, however, that even if a court were to award just compensation it would be sufficient to pay the full amount of principal of and interest on the Bonds.
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April 18, 2001
Page 6

         The opinions expressed above are based upon existing case law (none of which addresses the specific facts presented herein), and do not constitute a guarantee of the outcome of any particular litigation. Moreover, there can be no assurance that, through the legislative, administrative or executive process, a repeal or an amendment of the Securitization Statute, the Finance Order or other action in contravention of the Pledge described above would not be approved. In such an event, costly and time consuming litigation may ensue, adversely affecting, at least temporarily, the price and liquidity of the Bonds.

         This opinion letter is solely for your benefit and may not be relied on or used by any other person without our prior written approval. Except as expressly set forth above, we express no opinion herein concerning any aspect of the transactions contemplated by the Indenture and the other Basic Documents, and no such opinion should be inferred. In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

         We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name and to disclosure regarding this opinion wherever appearing in the Registration Statement. In giving the foregoing consent, however, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                              Very truly yours,




RJW:ABT                                       /s/ Day, Berry & Howard LLP